Exhibit 10.6

MANAGEMENT AGREEMENT

BETWEEN

TAMINCO BVBA headquartered at Pantserschipstraat 207, 9000 Gent, registered at the Business registry (Kruispuntbank van Ondernemingen) under number 0859.910.443, hereby represented by Laurent Lenoir and Kurt Decat in their capacity as managers.

Hereafter called ‘TAMINCO’;

AND

MRS. SABINE KETSMAN residing at Kampenstraat 52 – 9552 in Borsbeke,

Hereafter called ‘the Manager’;

Hereafter collectively called, the ‘Parties’ or individually ‘party’;

WHEREAS:

•	By decision of the partners dated March 25, 2013, the MANAGER has been appointed as manager of TAMINCO as of April 1, 2013 ;

•	The parties wish to establish the conditions and modalities for the implementation of the mandate of manager in this Agreement (hereafter called the ‘Agreement’).

THE FOLLOWING HAS BEEN AGREED UPON:

Clause 1—Description of the mandate

The MANAGER shall exercise his mandate as manager in accordance with this Agreement, the relevant legal provisions, the articles of association of TAMINCO, the corporate governance charter of TAMINCO, the internal agreements (see ANNEX II) and the internal task distribution (see ANNEX I) at TAMINCO starting April 1, 2013.

The mandate is of indefinite duration and remunerated.

Clause 2—Responsibilities

In accordance with the internal division of tasks between the members of the board of managers, the MANAGER will be responsible for the “Specialty Amines” business activities. In his internal and external contacts the MANAGER will use the following title: Vice-President Specialty Amines.

Notwithstanding the aforementioned internal division of tasks and any special power of attorney granted to the manager within this context, in matters regarding the competence of the board of managers, TAMINCO will be legally represented by two Managers, in line with the conditions stipulated in the internal control and articles of association.

Article 3—Independence

The MANAGER shall, as manager, exercise the mandate at his sole discretion and insights, independently, and shall determine under what circumstances and conditions he will execute the mandate in terms of working hours, way of exercising and work means, without harming the obligations provided for in this Agreement and the internal arrangements which have been determined by the board of managers.

In due time, the MANAGER and when deemed necessary by him/her, shall consult the other members of the board of managers.

The MANAGER can exercise the mandate at the TAMINCO headquarters, in his own office or at any other location. In case of exercising the mandate at the TAMINCO headquarters, TAMINCO will place at the manager’s disposal an office space, office equipment, supporting staff, documentation and information which TAMINCO considers appropriate.

The MANAGER shall be bound to spend at least 213 days a year on exercising the mandate as manager.

Article 4—Obligations and warranties of the MANAGER

The MANAGER shall be bound to do nothing that could affect the obligations arising from this Agreement.

He states and warrants that there are no contractual or other existing impediments for entering into or carrying out the mandate of manager.

He shall be bound to carry out the entrusted mandate in the interest of TAMINCO and in accordance with the relevant professional standards. The MANAGER will undertake the necessary efforts to promote the interests and reputation of TAMINCO and its affiliated group companies.

The MANAGER will always act in accordance with all aspects of national and international competition and antitrust legislation, in particular, but not exclusively, with legislation and relevant regulations in the EU and USA.

Article 5—Remuneration

Fixed remuneration

For the implementation of the mandate as manager in accordance with this Agreement, the annual remuneration, as of April 1, 2013 is set at EUR 169,505.00

This remuneration will be paid to the MANAGER in 12 equal monthly installments at the end of each calendar month. In the case of late payment, legally and without notice, a monthly interest equal to the legal interest rate for late payment in commercial transactions shall be indebted.

In case of suspension of the execution of this agreement due to incapacity of the MANAGER for more than 30 consecutive calendar days, the payment of the remuneration provided for in this clause shall be suspended for the period following the 30th calendar day of disability until the date of resuming the activities.

Variable remuneration

In addition to the fixed remuneration as provided for in the first paragraph of clause 5, the MANAGER is also entitled to

a.	Participation in a bonus plan that will be formulated by TAMINCO at the recommendation of the Remuneration Committee. Under this bonus plan the MANAGER can earn a bonus based on the achievement of targets set at the level of the partnership. These targets shall relate to the results of TAMINCO and/or the Taminco Group.

b.	Participation in a defined contribution pension plan, of which TAMINCO pays a contribution equal to 50% of the earned bonus under above mentioned bonus plan.

The total variable remuneration (being the sum of the variable remuneration mentioned in points a and b above) is 40% of the fixed remuneration.

Benefits

TAMINCO also offers the MANAGER a company car, type Audi A6 (or equivalent), in view of his business trips. the MANAGER will be prudent when using this company car and in accordance with the company’s car policy. the MANAGER is allowed to use the company car for private purposes in accordance with the company’s car policy. Such private use will be taxed as a benefit in kind in accordance with the law.

In addition, TAMINCO will associate the MANAGER with Welfare Plan 07.2963/01 and with the Medical Costs Plan (35-0095-01). For the calculation of the fees of each of these plans, the fixed annual remuneration shall be taken into account.

Article 6—Reimbursement of expenses

The compensation as set out in clause 5 of this Agreement covers all reasonable and useful professional expenses which incur the MANAGER while carrying out his mandate on behalf of TAMINCO, with the exception of the following charges:

•

Expenses for travel and accommodation, provided that these charges occurred in compliance with TAMINCO’S travel expenses rules and procedures and provided that they are supported by the appropriate documents;

These costs are paid monthly by TAMINCO to the MANAGER, together with the monthly remuneration as described in clause 5 of this Agreement.

Article 7—Liability

The MANAGER participates in the indemnity insurance which is underwritten by TAMINCO for its representatives.

Article 8—Tax and social security obligations

The parties expressly declare that the implementation of the mandate of manager, as defined in this Agreement, is an independent activity in which no subordination of any kind exists between the parties.

The MANAGER will therefore be solely responsible for his social obligations arising from his activities and, at no time, will TAMINCO be held responsible for the MANAGER’S obligations arising from above mentioned obligations.

Article 9—Information obligation

TAMINCO shall be bound to provide the MANAGER with all necessary information and data which are necessary for the correct, complete and timely compliance and performance of this Agreement.

The MANAGER has the obligation to notify TAMINCO of all data, information or developments relevant to the trading activities of TAMINCO and its affiliated group companies which he obtained when exercising his mandate.

Article 10—Confidential information

The MANAGER is strictly prohibited to communicate to third parties all confidential information (i.e. information that is not readily available to the public) regarding TAMINCO which he obtained within the context of his mandate.

This article is reasonable and necessary in order to protect TAMINCO’S legitimate interests. The MANAGER is therefore aware that any breach of this provision will result in a significant injury to TAMINCO for which judicial recovery and specific implementation can be asked for.

Article 11—Prohibition of Competition

The MANAGER is strictly prohibited to participate or be involved, directly or indirectly, in activities that are competitive with those of TAMINCO, albeit as a manager, partner, director, shareholder, consultant or representative of a partnership, or any other company which directly or indirectly competes with the activity of TAMINCO or a company that pertains to the group to which TAMINCO belongs to.

This obligation shall apply, subject to a written agreement of TAMINCO, both during the implementation of his mandate within the board of managers as well as over a period of 24 months after the termination of said mandate, valid in Belgium, the Netherlands, France, Germany, Italy, Spain, China, the United States and Brazil.

This article is reasonable and necessary in order to protect TAMINCO’S legitimate interests. The MANAGER is therefore aware that any breach of this provision will result in a significant injury to TAMINCO for which judicial recovery and specific implementation can be asked for.

The damages in case of breach of the Agreement in this clause is estimated at a lump sum of EUR 250,000.00 plus EUR 10,000 per day in which the MANAGER is in default, for which, without prior notice, a judicial recovery and specific implementation can be asked for without the need to prove actual damage and all this without prejudice to TAMINCO’S right to demand a higher amount in damages when the company can substantiate real losses.

Article 12—Intellectual property

Without prejudice to the operation of mandatory statutory provisions, the MANAGER will transfer onto TAMINCO, exclusively and finally, all intellectual property rights arising from work, performance, creations, studies, surveys, models of inventions and the like (hereinafter called the ‘Work (s)’), which have been established during his term as manager and which belong to the ordinary activities of TAMINCO, to the fullest extent, i.e. for all operating modes and forms, for the entire duration of protection and for the entire world.

TAMINCO has the sole right to determine if, and when, the Work will be exploited. Unexploited Works will nevertheless remain within its exclusive property. TAMINCO has the exclusive right to carry out the necessary formalities in order to obtain the effective protection, in law and in fact, of the Work.

Article 13—Duration and termination of the mandate

The mandate of the manager is for an indefinite period.

The unilateral termination of the mandate shall be done in a registered letter. At any time, TAMINCO may put an end to this mandate, with due observance of a notice period of 9 months which will start on the day following serving the registered letter containing the notice, or, by paying a replacement remuneration equal to the fixed remuneration, as provided for in clause 5 (“fixed remuneration”) for the respective number of months, plus the monthly payments (or the average thereof) of the Welfare Plan and the Medical Costs Plan, also for the respective number of months.

In case the MANAGER wishes to put an end to his mandate, he shall observe a notice period of 9 months which will start on the day following the serving of the registered letter containing the notice, or, by paying a replacement remuneration equal to the fixed remuneration, as provided for in clause 5 (“fixed remuneration”) for the respective number of months, plus the monthly payments (or the average thereof) of the Welfare Plan and the Medical Costs Plan, also for the respective number of months.

Due to a particularly serious shortcoming on the part of the MANAGER or TAMINCO, the mandate can be terminated immediately without observing a notice term or replacement remuneration, notwithstanding the right to claim damages.

Regardless of the manner in which the mandate was terminated, at the time of termination, the MANAGER shall immediately provide TAMINCO with all materials, papers and documents he would have in his possession as a result of the implementation of the mandate.

Article 14—General provisions

The failure or delay of TAMINCO or the MANAGER to exercise a right or legal remedy provided for in this Agreement or by law, does not constitute a waiver of such right or legal remedy. Any waiver concerning the non-compliance of these provisions, in order to be valid, must be done in writing.

The invalidity or non-enforceability of any provision of this Agreement shall not affect the validity or enforceability of the remaining provisions. This way, the latter provisions shall remain unaffected.

The invalid or non-enforceable provisions will be replaced by other provisions or implementation measurements, upholding, as much as possible, the terms and conditions surrounding the execution of the mandate of the manager as originally intended.

Article 15—Applicable law and jurisdiction

This Agreement shall be exclusively governed by and interpreted under Belgian law. In this regard, for any disputes, only the courts in Gent are considered competent.

Drawn up in Gent on March 25, 2013

For TAMINCO

Hereby represented by Laurent Lenoir and Kurt Decat

/s/ Laurent Lenoir	/s/ Kurt Decat
Laurent Lenoir	Kurt Decat

The MANAGER hereby expressly accepts the conditions and modalities as remunerated manager.

/s/ Sabine Ketsman
the MANAGER

ANNEX 1: internal division

The Board of Managing Directors determines the following division of tasks

Taminco BVBA

Board of managers

TASK DESCRIPTION

VICE PRESIDENT – Specialty Amines

ANNEX II: internal regulations of the board of managers

INTERNAL REGULATIONS OF THE BOARD OF MANAGERS

1. Method

The board of managers meets at the request of one of its members. The notice shall be given by letter, fax or email and will include the agenda of the meeting of the board of managers. The board of managers can only validly deliberate and decide on matters which are not listed on the agenda if all members are present at the meeting and in agreement.

The meeting of the board of managers will be validly held at the Company’s headquarters or at any other location in Belgium, as stated in the notice. The meeting may also take place via audio or video conference.

The members are obliged to attend the meetings of the board of managers.

Minutes of this meeting will be drawn up and shall include at least the following aspects:

•	Date, time and location of the meeting

•	Agenda items

•	Summary of the debate

•	Decision

•	Signed by the members of the board of managers

The minutes of the meeting of the board of managers will be determined in the next meeting.

The decisions of the board of managers will be taken by a simple majority of the cast votes. The vote of the Chairman shall be decisive in case of parity, except when the Company only has two managers.

2. Chairman

The board of managers may elect a chairman from its members. lf the President is otherwise engaged, he will be replaced by another manager.

The chairman will lead the board of managers and shall take the necessary measures to ensure that an open discussion within the board of managers is possible and to establish a climate of confidence.

Within the board of managers, the Chairman is responsible for the following tasks

•	calling the meetings of the board of managers;

•	determining the agenda of the meetings of the board of managers;

•	monitoring the proper progress of the proceedings regarding the preparation, deliberation, approval and implementation of decisions;

•	ensuring that managers receive, as far as possible, accurate and clear information prior to the meetings, or if necessary, between meetings, and that all managers have the same information;

3. Reporting

The individual members of the board of managers will draw up a (three) monthly report which they will send to the board of managers. In all cases, this report should contain the following:

•	Overview of pending or possible material trade disputes or disputes of any other kind;

•	Significant changes in the competitive position of the group, including the reasons for this occurrence;

•	Major layoffs and recruitment;

•	Any breaches of the articles of association by one or more members of the board of managers;

•	Other important events of which the individual members of the board of managers believe that they should be reported to the board of managers;

•	[….]

The report shall be signed by all members of the board of managers.

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